Exhibit 23.1

147 Collins Street Melbourne Vic 3000 GPO Box 2291U Melbourne Vic 3001 Australia	ABN: 51 194 660 183 Telephone: +61 3 9288 5555 Facsimile: +61 3 9288 6666 DX: 30824 Melbourne www.kpmg.com.au

Consent of Independent Auditor

The Board of Directors

Australia and New Zealand Banking Group Limited

Level 9, 833 Collins Street

Docklands Vic 3008

We consent to the incorporation by reference in:

(i)	the registration statement (No. 333-181822) on Form S-3 of Macquarie Leasing Pty Limited (the “Registration Statement”); and

(ii)	the related prospectus supplement relating to SMART ABS Series 2014-1US Trust (the “Prospectus Supplement”)

of our reports dated November 8, 2013, November 5, 2012 and November 2, 2011, with respect to the consolidated balance sheets of Australia and New Zealand Banking Group Limited and subsidiaries as of September 30, 2013, September 30, 2012 and September 30, 2011, and the related consolidated statements of income, changes in equity, cash flows, and comprehensive income for each of the three years in the three-year period ended September 30, 2013, which reports are included in the Form 8-Ks of Macquarie Leasing Pty Limited filed with the Securities and Exchange Commission on December 20, 2013, December 18, 2012 and September 28, 2012 and will be incorporated in the Form 8-K of Macquarie Leasing Pty Limited filed with the Securities and Exchange Commission on 27 February 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus Supplement and the Registration Statement.

KPMG

Andrew Yates

Partner

Melbourne, Australia

February 27, 2014

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Liability limited by a scheme approved under Professional Standards Legislation.